Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors of

The Toro Company:

We consent to the incorporation by reference in the Registration Statement (No. 333-119506) on Form S-8 of The Toro Company, of our report dated June 26, 2012, with respect to the statements of net assets available for benefits of The Toro Company Profit-Sharing Plan for Plymouth Union Employees as of December 31, 2011 and 2010, and the related statements of changes in net assets available for benefits for the years then ended, which report appears in the December 31, 2011 annual report on Form 11-K of The Toro Company Profit-Sharing Plan for Plymouth Union Employees.

/s/ KPMG LLP

Minneapolis, Minnesota
June 26, 2012